Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-216705) under the Securities Act of 1933 of Interparfums, Inc. and subsidiaries of our report dated March 10, 2026 on the consolidated financial statements as of December 31, 2025 and 2024 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows and Schedule II - Valuation and Qualifying Accounts and Reserves listed in the Index in Item 15 for each of the years in the two-year period ended December 31, 2025 and on the effectiveness of the Interparfums, Inc. maintenance of internal controls over financial reporting as of December 31, 2025. This report appears in the December 31, 2025 Annual Report on Form 10-K of Interparfums, Inc.

/s/ Forvis Mazars, LLP
Forvis Mazars, LLP

New York, New York

March 10, 2026